    As filed with the Securities and Exchange Commission on September 5, 2002
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                   NUCO2 INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Florida                                    65-0180800
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)

                              2800 SE Market Place
                              Stuart, Florida 34997
                                 (772) 221-1754
                              ----------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             Eric M. Wechsler, Esq.
                                 General Counsel
                                   NuCo2 Inc.
                              2800 SE Market Place
                              Stuart, Florida 34997
                                 (772) 221-1754
            (Name, Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Agent For Service of Process)

               ---------------------------------------------------
                                   Copies to:

                              Steven Wolosky, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                    ----------------------------------------

            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.
                    ----------------------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the following box. / /

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. / /

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                         Proposed            Proposed
                                                          Maximum            Maximum
                                      Amount to be      Offering Price   Aggregate Offering          Amount of
Title of Shares to be Registered     Registered(1)       Per Share(2)         Price              Registration Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value          1,663,846            $10.05          $16,721,652              $1,539.00
per share
-------------------------------------------------------------------------------------------------------------------

(1)         In  the  event  of  a  stock  split,   stock  dividend  and  similar
            transactions  involving the  Registrant's  Common  Stock,  $.001 par value (the  "Common  Stock"),  the shares  registered  hereby  shall automatically be increased or decreased  pursuant to Rule 416 of the
            Securities Act of 1933, as amended (the "Securities Act").

(2)         Estimated solely for the purpose of calculating the registration fee in accordance  with Rule 457(c) of the Securities  Act, based on the average of the high and low prices of the Registrant's  Common Stock on The Nasdaq National Market ("Nasdaq") on September 3, 2002.

            The  Registrant  hereby amends this  Registration  Statement on such date or  dates as may be  necessary  to  delay  its  effective  date  until  the
Registrant shall file a further  amendment which  specifically  states that this
Registration  Statement  shall  thereafter  become  effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the  Registration  Statement shall become  effective on such date as the Securities  and Exchange  Commission
(the "SEC"), acting pursuant to said Section 8(a), may determine.

THE  INFORMATION IN THIS  PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL  THESE  SECURITIES  UNTIL THE  REGISTRATION  STATEMENT  FILED  WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO  SELL  THESE  SECURITIES  AND IT IS NOT  SOLICITING  AN  OFFER  TO BUY  THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2002

                                   PROSPECTUS

                        1,663,846 SHARES OF COMMON STOCK

                                   NUCO2 INC.

            The selling  shareholders listed in this prospectus are offering and selling from time to time up to  1,663,846  shares of common stock of NuCo2 Inc.
We will not receive any of the proceeds from such sale.

            Our common stock is listed on The Nasdaq  National  Market under the symbol "NUCO." The last reported sale price for the common stock on September 4,
2002 was $9.90 per share.

            The selling  shareholders  may sell the securities from time to time on any stock  exchange or automated  interdealer  quotation  system on which the securities are listed, in the  over-the-counter  market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

            Our principal executive offices are located at 2800 SE Market Place,
Stuart, Florida 34997. Our telephone number is (772) 221-1754.

--------------------------------------------------------------------------------

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Neither  the  Securities  and  Exchange  Commission  nor  any  state  securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.

--------------------------------------------------------------------------------

               The date of this prospectus is September 5, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

            You should rely only on the information contained in or incorporated by reference in this prospectus.  No one has been authorized to provide you with different  information.  This prospectus is not an offer of these  securities in any state  where the offer is not  permitted.  You should  not  assume  that the information  contained in or  incorporated by reference in this prospectus or in any prospectus  supplement is accurate as of any date other than the date on the front of the document.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            This  prospectus and documents  incorporated  by reference into this prospectus contain forward-looking  statements within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the  Securities
Exchange Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations,  estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates",  "expects",
"intends",  "plans",  "believes",  "seeks",  "estimates" and variations of these
words  and  similar   expressions  are  intended  to  identify   forward-looking
statements.  These  statements are not guarantees of future  performance and are subject to certain risks,  uncertainties  and other  factors,  some of which are beyond our control,  are difficult to predict and could cause actual  results to differ  materially  from those  expressed or forecasted  in the  forward-looking statements.  These risks and  uncertainties  include  those  described  in "Risk
Factors"  beginning on page 4 and  elsewhere in this  prospectus  and  documents incorporated by reference into this  prospectus.  You are cautioned not to place
undue  reliance  on  these   forward-looking   statements,   which  reflect  our
management's  view only as of the date of this  prospectus  or as of the date of any document  incorporated  by reference into this  prospectus.  We undertake no obligation  to update these  statements  or publicly  release the results of any revisions to the  forward-looking  statements that we may make to reflect events or  circumstances  after the date of this prospectus or the date of any document incorporated  into this prospectus or to reflect the occurrence of unanticipated events.

                                      -2-

                                   THE COMPANY

            Founded  in 1990,  NuCo2  Inc.  is a pioneer  in the use of, and the nation's  leading supplier of, bulk carbon dioxide (CO2) systems for carbonating fountain  beverages.  Bulk CO2 involves use of a cryogenic vessel delivered to a customer's  site,  which  preserves CO2 in its liquid form and then converts the
liquid   product  to  gaseous  CO2,  the  necessary   ingredient   for  beverage
carbonation. This is a relatively new technology with clear advantages over high pressure CO2. Some of these advantages are

            o     consistent and improved beverage quality,
            o     increased product yields,
            o     reduced employee handling and storage requirements,
            o     greater productivity,
            o     elimination of downtime and product waste, and
            o     enhanced safety.

We are the first and only company in our industry to operate a national  network for bulk CO2. We have 99 service locations in 45 states servicing  approximately
70,000  customers.  Among  our  customers  are many of the  major  national  and regional restaurant and convenience store chains, movie theater operators, theme parks, resorts and sports venues.

            We are incorporated in Florida and our common stock is traded on The
Nasdaq  National  Market under the symbol "NUCO".  We have been a public company since December 1995.

                                      -3-

                                  RISK FACTORS

            THE  PURCHASE OF OUR COMMON  SHARES  INVOLVES A HIGH DEGREE OF RISK.
YOU  SHOULD  CAREFULLY  CONSIDER  THE  FOLLOWING  RISK  FACTORS  AND  THE  OTHER
INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON SHARES.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION AND FACE  UNCERTAINTY IN OUR ABILITY
TO BECOME A PROFITABLE COMPANY.

            We have incurred substantial losses since our inception in 1990. Our net loss was $9.4  million for fiscal  2000,  $15.5  million for fiscal 2001 and
$2.9 million for the first nine months of fiscal 2002. We are uncertain  whether we will install a sufficient number of our bulk CO2 systems or obtain sufficient market acceptance to allow us to achieve or sustain profitability. Our losses to date have resulted  primarily  from expenses we incurred in building a sales and
marketing  organization,   adding  administrative  personnel  and  developing  a
national  infrastructure  to  support  the  rapid  growth  in the  number of our installed  base  of bulk  CO2  systems.  The  cost  of  this  expansion  and the significant  depreciation expense of our installed base of bulk CO2 systems have resulted in significant  operating  losses to date and accumulated net losses of
$44.9 million at March 31, 2002.

WE HAVE SUBSTANTIAL INDEBTEDNESS AND OUR OBLIGATION TO SERVICE THAT INDEBTEDNESS
COULD DIVERT FUNDS FROM  OPERATIONS  AND LIMIT OUR ABILITY TO OBTAIN  ADDITIONAL
FUNDING TO EXPAND OUR BUSINESS.

          As of  March  31,  2002,  we had  outstanding  indebtedness  of  $88.0 million,  which included $48.0 million under our revolving  credit  facility and
$40.0 million of our 12% senior subordinated promissory notes due 2004 and 2005.

            If we are unable to  generate  sufficient  cash flow to service  our indebtedness, we will have to:

            o     reduce or delay planned capital expenditures,
            o     sell assets,
            o     restructure or refinance our indebtedness or
            o     seek additional equity capital.

            We are uncertain  whether any of these strategies can be effected on satisfactory  terms,  if at all,  particularly  in light of our high  levels  of indebtedness.  In addition,  the extent to which we continue to have substantial indebtedness could have significant consequences, including:

            o     our ability to obtain  additional  financing in the future for working capital,  capital  expenditures,  product research and development, acquisitions and other general corporate purposes may be materially limited or impaired,

                                      -4-

            o     a  substantial  portion of our cash flow from  operations  may need  to be  dedicated  to  the  payment  of  interest  on our indebtedness  and  therefore  not  available  to  finance  our business, and

            o     our high degree of indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures or reduce our  flexibility in responding to changing business and economic conditions.

            Also, our lenders require that we comply with financial and business covenants. If we fail to maintain these covenants,  our lenders could declare us in default.  They could demand the repayment of our indebtedness to them if this default were not cured or waived.

OUR FUTURE  OPERATING  RESULTS REMAIN  UNCERTAIN  DESPITE THE GROWTH RATE IN OUR
REVENUE.

            You should not consider growth rates in our revenue to be indicative of growth rates in our operating results.  In addition,  you should not consider prior growth rates in our revenue to be indicative of future growth rates in our revenue. The timing and amount of future revenues will depend almost entirely on our ability to obtain  agreements with new customers to install bulk CO2 systems and use our services.  Our future operating results will depend on many factors, including:

            o     the level of product and price competition,
            o     the ability to manage our growth,
            o     the ability to hire additional employees, and
            o     the ability to control costs.

WE LACK  PRODUCT  DIVERSITY,  AND  OUR  BUSINESS  DEPENDS  ON  CONTINUED  MARKET
ACCEPTANCE  BY THE  FOOD AND  BEVERAGE  INDUSTRY  OF OUR  PRODUCT  AND  CONSUMER
PREFERENCE FOR CARBONATED BEVERAGES.

            We depend on continued market  acceptance of our bulk CO2 systems by the food and beverage  industry,  which  accounts for  approximately  95% of our revenues.  Unlike  many of our  competitors  for whom  bulk  CO2 is a  secondary business,  we have no material  lines of business other than the leasing of bulk
CO2 systems and the sale of CO2. We do not  anticipate  diversifying  into other product or service  lines in the future.  The retail  beverage  CO2  industry is mature,  with only limited growth in total demand for CO2 foreseen.  Our ability to grow is dependent  upon the success of our  marketing  efforts to acquire new customers and their  acceptance  of bulk CO2 systems as a  replacement  for high pressure CO2  cylinders.  While the food and beverage  industry to date has been receptive to bulk CO2 systems,  we cannot be certain that the operating  results of our installed  base of bulk CO2 systems will continue to be favorable or that past results will be indicative of future market acceptance of our service.

            In  addition,  any  recession  experienced  by the food and beverage industry or any significant  shift in consumer  preferences away from carbonated beverages  to other  types of  beverages  could  harm  our  business,  financial condition, results of operations and ability to service our indebtedness.

                                      -5-

OUR MARKET IS HIGHLY  COMPETITIVE  AND OUR  ABILITY OR  INABILITY  TO RESPOND TO
VARIOUS  COMPETITIVE  FACTORS  MAY RESULT IN A LOSS OF CURRENT  CUSTOMERS  AND A
FAILURE TO ATTRACT NEW CUSTOMERS.

            The industry in which we operate is highly competitive. While we are the first and only  company to operate a national  network of service  locations with over 99% of fountain beverage users in the continental United States within our current service area, we compete regionally with several direct competitors.
We cannot be certain  that these  competitors  will not  substantially  increase their  installed  base of bulk CO2 systems and expand their service  nationwide.
Because  there  are no  major  barriers  to  entry,  we also  face the risk of a well-capitalized  competitor's  entry into our  existing or future  markets.  In addition,  we compete with numerous  distributors of bulk and high pressure CO2, including:

            o     industrial gas and welding supply companies,
            o     specialty gas companies,
            o     restaurant and grocery supply companies and
            o     fountain supply companies.

            These suppliers vary widely in size.  Some of our  competitors  have significantly  greater financial,  technical or marketing  resources than we do.
Our competitors might succeed in developing  technologies,  products or services that are  superior,  less costly or more widely used than those that have or are being developed by us or that would render our technologies or products obsolete or noncompetitive.  In addition,  competitors may have an advantage over us with customers  who prefer  dealing with one company that can supply bulk CO2 as well as  fountain  syrup.  We  cannot  be  certain  that we  will be able to  compete effectively  with current or future  competitors.  Competitive  pressures  could seriously harm our business,  financial  condition and results of operations and our ability to service our indebtedness.

OUR ABILITY OR INABILITY TO MANAGE  GROWTH MAY  OVEREXTEND  OUR  MANAGEMENT  AND
OTHER RESOURCES, CAUSING INEFFICIENCIES WHICH MAY ADVERSELY AFFECT OUR OPERATING
RESULTS.

            We have  experienced  rapid  growth and intend to continue to expand our operations aggressively. Because of our limited product line, we must expand operations to become profitable. We may be unable to:

            o     manage  effectively the expansion of our  operations,
            o     implement and develop our systems, procedures or controls,
            o     adequately  support our operations or
            o     achieve and manage the currently  projected  installations  of bulk CO2 systems.

            If we  are  unable  to  manage  growth  effectively,  our  business, financial  condition  and results of  operations  and our ability to service our indebtedness  could be seriously harmed. The growth in the size and scale of our business  has  placed,  and we expect  it will  continue  to place,  significant demands on our personnel and operating systems. Our additional planned expansion may further strain management and other resources.  Our ability to manage growth effectively will depend on our ability to

                                      -6-

            o     improve our operating systems,
            o     expand, train and manage our employee base and
            o     develop additional service capacity.

WE ARE DEPENDENT ON  THIRD-PARTY  SUPPLIERS AND IF THESE  SUPPLIERS  CEASE DOING
BUSINESS WITH US, WE MAY HAVE DIFFICULTY  FINDING SUITABLE  REPLACEMENTS TO MEET
OUR NEEDS.

            We do not conduct  manufacturing  operations  and  depend,  and will continue to depend,  on outside  parties for the manufacture of bulk CO2 systems and components. We intend to significantly expand our installed base of bulk CO2 systems.  Our  expansion  may be limited by the  manufacturing  capacity  of our
third-party   manufacturers.   Manufacturers   may  not  be  able  to  meet  our
manufacturing  needs  in a  satisfactory  and  timely  manner.  If  there  is an unanticipated  increase in demand for bulk CO2 systems, we may be unable to meet such demand due to manufacturing constraints.  We purchase bulk CO2 systems from
Chart  Industries,  Inc.  and Taylor  Wharton  Cryogenics  (a division of Harsco
Corporation),  the two major  manufacturers  of bulk CO2 systems.  Should either manufacturer  cease  manufacturing  bulk CO2  systems,  we would be  required to locate additional suppliers.  We may be unable to locate alternate manufacturers on a  timely  basis.  A delay in the  supply  of bulk CO2  systems  could  cause potential  customers  to delay their  decision to  purchase  our  services or to choose not to purchase our  services.  This would result in delays in or loss of revenues,  which would adversely  affect our financial  condition and results of operations and our ability to service our indebtedness.

            In  addition,  we purchase CO2 for resale to our  customers.  In May
1997, we entered into a ten year supply  contract  with The BOC Group,  Inc. for the  purchase  of bulk CO2.  In the event  that BOC is  unable  to  fulfill  our requirements,  we would have to locate additional suppliers. A delay in locating additional  suppliers or our  inability  to locate  additional  suppliers  would result in loss of revenues, which would adversely affect our financial condition and results of operations and our ability to service our indebtedness.

WE DEPEND UPON KEY PERSONNEL AND IF WE LOSE THE SERVICES OF THESE KEY PERSONNEL,
OUR  ABILITY  TO SELL  OUR  PRODUCT  AND  GROW OUR  BUSINESS  COULD BE  SEVERELY
IMPAIRED.  OUR  INABILITY  TO  ATTRACT,  HIRE AND  RETAIN  ADDITIONAL  QUALIFIED
EMPLOYEES  COULD ALSO  SEVERELY  IMPAIR OUR BUSINESS AND BE  DETRIMENTAL  TO THE
VALUE OF YOUR INVESTMENT.

            Our performance is substantially dependent on the continued services of our executive  officers and key employees.  Our long-term success will depend on our  ability  to  recruit,  retain and  motivate  highly  skilled  personnel.
Competition  for  such  personnel  is  intense.  We  have at  times  experienced
difficulties  in  recruiting   qualified   personnel,   and  we  may  experience
difficulties  in the  future.  The  inability  to attract  and retain  necessary technical and managerial personnel could seriously harm our business,  financial condition and results of operations and our ability to service our indebtedness.
We do not maintain "key man" life insurance on any employee.

WE MUST  KEEP PACE  WITH  TECHNOLOGICAL  CHANGES  TO  REMAIN  COMPETITIVE  SINCE
IMPROVEMENTS IN OUR COMPETITOR'S PRODUCTS MAY MAKE OUR PRODUCT OBSOLETE.

            Our  success  depends in part on our  ability to obtain new bulk CO2 customers by  converting  existing  users of high pressure CO2 cylinders to bulk
CO2 systems and to keep pace with continuing  changes in technology and consumer

                                      -7-

preferences   while  remaining  price   competitive.   Our  failure  to  develop
technological   improvements   or  to  adapt  our   products   and  services  to
technological  change on a timely basis  could,  over time,  seriously  harm our business,  financial  condition  and  results of  operations  and our ability to service our indebtedness.

YOU MAY NOT BE ABLE TO SELL OUR  STOCK ON TERMS  FAVORABLE  TO YOU  BECAUSE  OUR
COMMON SHARE PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

            Our  common  share  price  has  fluctuated  substantially  since our initial public  offering in December 1995. The market price of our common shares could decline from current levels or continue to fluctuate.  The market price of our common shares may be significantly affected by the following factors:

            o     announcements of technological  innovations or new products or services by us or our competitors,
            o     trends and fluctuations in the use of bulk CO2 systems,
            o     timing of bulk CO2 systems installations relative to financial reporting periods, o release of reports,
            o     operating results below expectations,
            o     changes in, or our  failure to meet,  financial  estimates  by securities analysts,
            o     industry developments,
            o     market acceptance of bulk CO2 systems,
            o     economic and other external factors, and
            o     period-to-period fluctuations in our financial results.

            In  addition,   the  securities  markets  have  from  time  to  time
experienced  significant price and volume fluctuations that are unrelated to the operating  performance of particular  companies.  These market  fluctuations may also materially and adversely affect the market price of our common shares.

OUR OPERATING  RESULTS MAY FLUCTUATE DUE TO SEASONALITY  SINCE CONSUMERS TEND TO
DRINK FEWER QUANTITIES OF CARBONATED BEVERAGES DURING THE WINTER MONTHS.

            Approximately  9% of our  bulk  CO2  customers  lease  our  bulk CO2 systems  and,  in  addition,  are  billed by the  pound for bulk CO2  delivered.
Approximately  13% of our bulk CO2  customers own their own bulk CO2 systems and are billed by the pound for all CO2  delivered.  We believe  that, on a relative basis,  customers  purchasing  bulk CO2 by the pound tend to consume less CO2 in the winter months. Our sales to such customers will be correspondingly  lower in times of cold or inclement weather.  We cannot be certain,  however,  that these seasonal trends will continue.  Consequently,  we are unable to predict revenues for any future quarter with any significant degree of accuracy.

FOR THE FORESEEABLE FUTURE,  YOUR ONLY RETURN ON INVESTMENT,  IF ANY, WILL OCCUR
ON THE SALE OF OUR STOCK BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS.

            We have never  declared  or paid any cash  dividends  on our capital stock.  We currently  intend to retain any future  earnings for funding  growth.
Therefore,  we do not expect to pay any dividends in the foreseeable  future. In addition,  the payment of cash dividends is restricted by financial covenants in our loan agreements.

                                      -8-

OUR OPERATING  RESULTS ARE AFFECTED BY RISING  INTEREST  RATES SINCE MORE OF OUR
CASH FLOW WILL BE NEEDED TO SERVICE OUR INDEBTEDNESS.

            The interest rate on our revolving  credit facility  fluctuates with market  interest  rates  resulting in greater  interest costs in times of rising interest  rates.  Consequently,  our  profitability  is  sensitive to changes in interest rates.

OUR  INSURANCE  POLICIES MAY NOT COVER ALL  OPERATING  RISKS AND A CASUALTY LOSS
BEYOND OUR COVERAGE COULD NEGATIVELY IMPACT OUR BUSINESS.

            Our operations are subject to all of the operating hazards and risks normally  incidental to handling,  storing and transporting CO2. As a compressed gas, CO2 is classified as a hazardous  material.  We maintain insurance policies in such  amounts and with such  coverages  and  deductibles  that we believe are reasonable and prudent. We cannot assure you that our insurance will be adequate to protect us from all  liabilities  and expenses that may arise from claims for personal and property  damage arising in the ordinary course of business or that current  levels of insurance  will be  maintained  or  available  at  economical prices.  If a  significant  liability  claim is  brought  against us that is not covered  by  insurance,  our  business,  financial  condition,  and  results  of operations and ability to service our indebtedness could be seriously harmed.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH MAY INCREASE
OUR  COST  OF  DOING  BUSINESS.  IN  ADDITION,  FAILURE  TO  COMPLY  WITH  THESE
REGULATIONS  MAY  SUBJECT US TO FINES,  PENALTIES  AND/OR  INJUNCTIONS  THAT MAY
ADVERSELY AFFECT OUR OPERATING RESULTS.

            Our  business is subject to federal  and state laws and  regulations adopted  for the  protection  of the  environment,  the health and safety of our employees and users of our products and services. The transportation of bulk CO2 is subject to regulation by various federal, state and local agencies, including the U.S. Department of Transportation.  These regulatory  authorities have broad powers, and we are subject to regulatory and legislative changes that can affect the  economics of our industry by  requiring  changes in operating  practices or influencing  the demand for and the cost of providing  services.  A  significant increase in the cost of our operations  could  adversely  affect our chances for profitability.

OUR OFFICERS AND  DIRECTORS ARE ABLE TO EXERT  SIGNIFICANT  CONTROL OVER MATTERS
REQUIRING  SHAREHOLDER  APPROVAL,  WHICH MAY  ADVERSELY  AFFECT  THE PRICE  THAT
INVESTORS ARE WILLING TO PAY FOR OUR COMMON STOCK.

            Executive  officers,  directors  and entities  affiliated  with them beneficially own, in the aggregate,  approximately 29% of our outstanding common shares  (including  common shares issuable upon conversion of preferred  stock).
These shareholders, if acting together, would be able to significantly influence all matters requiring  approval by our  shareholders,  including the election of directors  and the  approval  of  significant  corporate  transactions,  such as mergers  or other  business  combination  transactions.  This  concentration  of ownership may also have the effect of delaying or preventing an  acquisition  or change in control of our company,  which could have a material adverse effect on our common share price.

                                      -9-

OUR PREFERRED STOCK AND PROVISIONS OF OUR CHARTER AND FLORIDA LAW MAY NEGATIVELY
AFFECT THE ABILITY OF A POTENTIAL  BUYER TO PURCHASE ALL OR SOME OF OUR STOCK AT
AN OTHERWISE ADVANTAGEOUS PRICE, WHICH MAY LIMIT THE PRICE INVESTORS ARE WILLING
TO PAY FOR OUR COMMON STOCK.

            Our common  shares are  subordinate  to all  outstanding  classes of preferred  stock in the  payment of  dividends  and other  distributions  on our stock, including distributions upon liquidation or dissolution of NuCo2. We have
outstanding  two  series  of  preferred   stock,  the  Series  A  8%  cumulative
convertible preferred stock and the Series B 8% cumulative convertible preferred stock.  Our board of directors  has the  authority to issue up to an  additional
4,992,500  shares of preferred  stock.  If we designate or issue other series of preferred  stock, it will create  additional  securities that will have dividend and  liquidation  preferences  over the common shares.  If we issue  convertible preferred  stock, a subsequent  conversion may dilute the current  shareholders'
interest.  Without any further  vote or action on the part of the  shareholders, our board of directors  will have the authority to determine the price,  rights, preferences,  privileges and restrictions of the preferred  stock.  Although the issuance of preferred stock will provide us with  flexibility in connection with possible  acquisitions and other corporate  purposes,  the issuance of preferred stock may make it more  difficult for a third party to acquire a majority of our outstanding voting stock.

            We are subject to several  anti-takeover  provisions that apply to a public  corporation  organized  under Florida law.  These  provisions  generally require  that  an  "affiliated  transaction"  (certain  transactions  between  a corporation and a holder of more than 10% of its outstanding  voting securities)
must be  approved  by a majority of  disinterested  directors  or the holders of two-thirds  of the  voting  shares  not  beneficially  owned  by an  "interested shareholder."  Additionally,  "control  shares"  (shares  acquired  in excess of certain specified  thresholds)  acquired in specified control share acquisitions have  voting  rights  only to the extent  conferred  by  resolution  approved by shareholders, excluding holders of shares defined as "interested shares."

            A Florida corporation may opt out of the Florida  anti-takeover laws if its articles of incorporation or, depending on the provision in question, its bylaws so provide.  We have not opted out of the provisions of the anti-takeover laws.  Consequently,  these  laws  could  prohibit  or delay a  merger  or other takeover or change of control and may discourage  attempts by other companies to acquire us.

FUTURE SALES OF SHARES MAY  ADVERSELY  AFFECT OUR STOCK PRICE SINCE ANY INCREASE
IN THE AMOUNT OF OUTSTANDING SHARES MAY HAVE A DILUTIVE EFFECT ON OUR STOCK.

            If our shareholders sell substantial amounts of our common shares in the public market, the market price of our common shares could fall. These sales could be due to shares issued upon exercise of outstanding  options and warrants and upon  conversion  of  preferred  stock.  These sales also might make it more difficult for us to sell equity or equity-related  securities in the future at a time and price that we deem appropriate.  We have outstanding  options under our
1995 stock option  plan,  directors'  stock  option plan and options  granted to directors  to purchase an aggregate  of  1,273,200  common  shares at an average exercise  price of $10.01 per share and  outstanding  warrants  to  purchase  an aggregate of 1,415,800  common shares at an average exercise price of $10.06 per share.  In addition,  we also have  outstanding  Series A and Series B preferred

                                      -10-

stock that is  convertible  at $9.28 and $12.92  per share,  respectively,  into
641,803 and 205,342 common shares, respectively.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration  statement on Form S-3 with the SEC for our common shares offered in this offering. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts,  agreements or other documents,  the references are not necessarily  complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            The SEC  maintains  an Internet  site at  http://www.sec.gov,  which contains  reports,  proxy and  information  statements,  and  other  information regarding  us. You may also read and copy any  document  we file with the SEC at its Public  Reference  Room, 450 Fifth Street,  N.W.,  Washington,  D.C.  20549.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the Public Reference Room.

            Our common shares are listed on The Nasdaq  National Market and such reports and other  information may also be inspected at the offices of Nasdaq at
1735 K Street, N.W., Washington, DC 20006-1500.  Additional information about us is available over the Internet at our web site at http://www.nuco2.com.

                           INCORPORATION BY REFERENCE

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring to those  documents.  The  information  we incorporate by reference is considered to be a part of this  prospectus and  information  that we file later with  the SEC  will  automatically  update  and  replace  this  information.  We incorporate  by reference the documents  listed below and any future  filings we make with the SEC under  Sections  13(a),  13(c),  14 or 15(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"):

(1)         Our Annual  Report on Form 10-K for the  fiscal  year ended June 30,
            2001;

(2)         Our Current Report on Form 8-K dated August 7, 2001;

(3)         Our  Quarterly  Report on Form  10-Q for the  fiscal  quarter  ended
            September 30, 2001;

(4)         Our  Quarterly  Report on Form  10-Q for the  fiscal  quarter  ended
            December 31, 2001;

                                      -11-

(5)         Our Quarterly Report on Form 10-Q for the fiscal quarter ended March
            31, 2002;

(6)         Our Current Report on Form 8-K dated July 12, 2002;

(7)         Our Current Report on Form 8-K dated August 26, 2002; and

(8)         The description of our common shares  contained in our  Registration
            Statement on Form 8-A dated December 11, 1995.

            You may request a copy of these filings  (excluding  the exhibits to such filings which we have not  specifically  incorporated  by reference in such filings) at no cost, by writing or telephoning us at the following address:

                                   NuCo2 Inc.
                              2800 SE Market Place
                              Stuart, Florida 34997
                           Attention: General Counsel
                                 (772) 221-1754

                                 USE OF PROCEEDS

            The  common  shares  offered  hereby  are being  registered  for the account of the  selling  stockholders  identified  in this  prospectus.  All net proceeds  from the sale of the common  shares  will go to the  shareholders  who offer and sell their  shares.  Accordingly,  we will not receive any part of the proceeds from such sales.

                              SELLING SHAREHOLDERS

            The  following  table  sets  forth  the name of each of the  selling shareholders,  the number of shares  beneficially  owned by each of the  selling shareholders, the number of shares that may be offered under this prospectus and the number of common shares owned by each of the selling  shareholders after the offering is  completed.  None of the selling  shareholders  has been an officer, director or had any material relationship with us within the past three years.

                                                                                     Number of Common
                               Number of                                             Shares/Percentage of
                               Common Shares                                         Class to Be Owned
                               Owned Prior to the          Number of Common          After Completion of
Name                           Offering                    Shares to be Offered      the Offering
----                           --------                    --------------------      ------------

Gulfstream Partners, L.P.         85,000                   85,000                    0/0.0%
Colonial Fund, LLC                50,000                   50,000                    0/0.0%
Greenwich Investment Fund, LP     17,700                   15,000                    2,700/*
Robert G. Schiro                  11,282                   11,282                    0/0.0%
Far West Capital Partners, LP     22,564                   22,564                    0/0.0%
Hermes Partners, L.P.             55,000                   55,000                    0/0.0%

                                      -12-

Ultra Hermes Fund Ltd.            65,000                   65,000                    0/0.0%
Cohanzick Partners, LP            60,000                   60,000                    0/0.0%
Ashford Capital Partners, L.P.   175,000                  175,000                    0/0.0%
David Ross                         7,500                    2,500                    5,000/*
Praxis II Partners A/C #2          7,500                    2,500                    5,000/*
Paul Ross                         22,000                   15,000                    7,000/*
Stuart Ross                       22,000                   15,000                    7,000/*
Akkad                            900,000                  400,000                    500,000/4.7%
Payoff and Co.                   190,000                  100,000                    90,000/*
Northcabin & Co.             100,000                  100,000                    0/0.0%
Ernst Ohnell                      50,000                   50,000                    0/0.0%
Saw Mill Investments, LLC         60,000                   60,000                    0/0.0%
Edward A. Fox                     30,000                   30,000                    0/0.0%
Marlin Fund, L.P.                 34,000                   34,000                    0/0.0%
Marlin Fund II, L.P.               6,000                    6,000                    0/0.0%
Marlin Fund Offshore, Limited     60,000                   60,000                    0/0.0%
Pequot Scout Fund, L.P.          485,700                  150,000                    335,700/3.2%
Pequot Navigator Offshore        188,400                  100,000                    88,400/*
Fund, Inc.

--------------
*      Less than one percent.

            The  following  table  lists the names of the people who have voting and  investment  control  of the shares of our  common  stock for those  selling shareholders that are not individuals.

Name of the Entity                       Name of the Person
------------------                       ------------------

Gulfstream Partners, L.P.                Mr. Piers M. MacDonald
Colonial Fund, LLC                       Mr. Cary G. Brody
Greenwich Investment Fund, LP            Mr. Lawrence J. Rawson
                                         Mr. Michael C. Esposito
Far West Capital Partners, LP            Mr. Robert G. Schiro
Hermes Partners, L.P.                    Mr. Paul Flather
Ultra Hermes Fund Ltd.                   Mr. Paul Flather
Cohanzick Partners, LP                   Mr. David Sherman
Ashford Capital Partners, L.P.           Mr. Theodore H. Ashford
Praxis II Partners A/C #2                Mr. David Ross
                                         Mr. Paul Ross
                                         Mr. Stuart Ross
Akkad                                    Mr. Ralph Wanger
                                         Mr. Church McQuaid
Payoff and Co.                           Mr. Rob Mohn
Northcabin & Co.                     Mr. Rob Mohn
Saw Mill Investments, LLC                Mr. Howard Unger
Marlin Fund, L.P.                        Mr. Michael W. Masters
Marlin Fund II, L.P.                     Mr. Michael W. Masters

                                      -13-

Marlin Fund Offshore, Limited            Mr. Michael W. Masters
Pequot Scout Fund, L.P.                  Mr. Arthur J. Samberg
                                         Mr. Kevin O'Brien
Pequot Navigator Offshore Fund, Inc.     Mr. Arthur J. Samberg
                                         Mr. Kevin O'Brien

            Our  registration of the shares included in this prospectus does not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

                              PLAN OF DISTRIBUTION

            We will not receive any proceeds  from the sale of the shares by the selling  shareholders.  The  selling  shareholders  will  receive all of the net proceeds  from the sale of the shares under this  prospectus.  Any or all of the shares offered by the selling  shareholders may be offered for sale and sold by, or on behalf of, the selling  shareholders from time to time in varying amounts, including  in  block  transactions,  on  the  Nasdaq  National  Market,  or  the over-the-counter market, in privately negotiated transactions,  or otherwise, at prices  prevailing  in such  market or as may be  negotiated  at the time of the sale. The shares may be sold by the selling shareholders directly to one or more purchasers,  through  agents  designated  from  time to  time  or to or  through broker-dealers  designated from time to time. If the shares are publicly offered through  broker-dealers  or  agents,  the  selling  shareholders  may enter into agreements  with  respect  thereto.  Such  broker-dealers  or agents may receive compensation  in the form of  discounts,  concessions  or  commissions  from the selling shareholders,  and any such broker-dealers or agents that participate in the  distribution  of the  shares  may be deemed to be  underwriters  within the meaning of the Securities  Act, and any profit on the sale of the shares by them and any discounts and commissions  might be deemed to be underwriting  discounts or commissions under the Securities Act. Any such  broker-dealers and agents may engage in  transactions  with, and perform  services for,  NuCo2.  At the time a particular  offer of shares is made by the selling  shareholders,  to the extent required,  a prospectus  supplement will be distributed which will set forth the aggregate  number  of  shares  being  offered,  and the  terms of the  offering, including  the  public  offering  price  thereof,  the  name  or  names  of  any
broker-dealers   or  agents,   any  discounts,   commissions   and  other  items
constituting  compensation  from, and the resulting net proceeds to, the selling shareholders.

            In order to comply with the securities laws of certain states, sales of shares  offered  hereby to the public in such states may be made only through broker-dealers  who are  registered or licensed in such states.  Sales of shares offered hereby must also be made by the selling  shareholders in compliance with other applicable state securities laws and regulations.

            We have  agreed to bear  certain  expenses  of  registration  of the shares  under  federal and state  securities  laws and of any  offering and sale hereunder not including  certain  expenses,  such as  commissions  of dealers or agents  and fees  attributable  to the sale of the  shares.  We have  agreed  to indemnify  the  selling  shareholders  against  certain  liabilities,  including certain potential liabilities under the Securities Act. The selling shareholders have also agreed to indemnify us against certain liabilities,  including certain potential liabilities under the Securities Act.

                                      -14-

            The selling  shareholders  have represented to us that they have not taken and currently do not plan to take any action  designed to or that resulted in or may cause the  stabilization  or  manipulation  of the price of any of our securities to facilitate  the resale of the shares offered  hereby.  In general,
Rule 102 under  Regulation M prohibits any person  connected with a distribution of securities  (a  "Distribution")  from directly or indirectly  bidding for, or purchasing for any account in which he or she has a beneficial interest,  any of such  securities or any right to purchase such  securities,  for a period of one business  day before and after  completion  of his or her  participation  in the distribution (we refer to that time period as the "Distribution Period").

            During  the  Distribution   Period,  Rule  104  under  Regulation  M
prohibits  the  selling  shareholders  and  any  other  persons  engaged  in the
Distribution  from engaging in any  stabilizing  bid or purchasing of our common stock  except for the purpose of  preventing  or retarding a decline in the open market  price of our common  stock.  No such  person may effect any  stabilizing transaction  to facilitate  any offering at the market.  Inasmuch as the selling shareholders  will be  reoffering  and reselling our common stock at the market,
Rule  104  prohibits  them  from  effecting  any   stabilizing   transaction  in
contravention of Rule 104 with respect to our common stock.

                                  LEGAL MATTERS

            The validity of the common  shares  offered  hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New
York, New York 10022. Certain members of such firm own our common shares. Robert
L. Frome, a member of such firm, is one of our directors.

                                     EXPERTS

            The consolidated  financial statements of NuCo2 Inc. incorporated in this  prospectus  by reference to our Annual  Report on Form 10-K for the fiscal year ended June 30, 2001 have been so  incorporated in reliance on the report of
Margolin, Winer & Evens LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      -15-

                                   NUCO2 INC.

                                    1,663,846
                             SHARES OF COMMON STOCK

                                   ----------

                                   PROSPECTUS
                                   ----------

                               _____________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
-------     -------------------------------------------

            The following  table sets forth the various  expenses  which will be paid  by us in  connection  with  the  securities  being  registered.  With  the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee..................................................$ 1,539.00
Legal fees and expenses (including Blue Sky fees).....................$15,000.00
Accounting Fees and Expenses..........................................$ 5,000.00
Miscellaneous   ......................................................$ 1,461.00
                                                                      ----------
            Total   ..................................................$23,000.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------     -----------------------------------------

            Except  as  hereinafter  set  forth,  there is no  statute,  charter provision,  by-law,  contract or other  arrangement  under which any controlling person,  director  or officer of the  Company is insured or  indemnified  in any manner against liability which he may incur in his capacity as such.

            The Articles of Incorporation and Bylaws of the Company provide that the Company may  indemnify  to the fullest  extent  permitted by Florida law any
person  whom  it  may  indemnify  thereunder,   including  directors,  officers,
employees and agents of the Company.

            The Company has obtained a directors'  and  officers'  insurance and company  reimbursement  policy in the amount of $10,000,000.  The policy insures directors and officers against  unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

            Section  607.0850 of the Florida  Business  Corporation Act reads as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

(1)      A corporation  shall have power to indemnify any person who was or is a party to any  proceeding  (other than an action by, or in the right of, the  corporation),  by reason of the fact that he is or was a director, officer,  employee, or agent of the corporation or is or was serving at the request of the  corporation as a director,  officer,  employee,  or agent of another  corporation,  partnership,  joint venture,  trust, or other  enterprise  against  liability  incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he  reasonably  believed  to be in, or not  opposed to, the best  interests of the  corporation  and,  with respect to any criminal action or  proceeding,  had no reasonable  cause to believe his conduct was unlawful.  The  termination of any  proceeding by judgment,  order, settlement,  or  conviction  or upon a plea of nolo  contendere  or its equivalent  shall not, of itself,  create a presumption that the person did not act in good faith and in a manner which he reasonably  believed to be in, or not opposed to, the best interests of the  corporation or,

                                      II-1

         with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)      A corporation shall have power to indemnify any person, who was or is a party  to any  proceeding  by or in the  right  of the  corporation  to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving  at the  request of the  corporation  as a  director,  officer, employee, or agent of another corporation,  partnership, joint venture, trust,  or other  enterprise,  against  expenses  and  amounts  paid in settlement  not  exceeding,  in the judgment of the board of directors, the estimated  expense of  litigating  the  proceeding  to  conclusion, actually  and  reasonably  incurred in  connection  with the defense or settlement  of such  proceeding,  including  any appeal  thereof.  Such indemnification  shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been  adjudged to be liable  unless, and only to the extent  that,  the court in which such  proceeding  was brought, or any other court of competent jurisdiction,  shall determine upon  application  that,  despite the  adjudication of liability but in view of all  circumstances  of the case,  such  person  is  fairly  and reasonably  entitled to indemnity  for such  expenses  which such court shall deem proper.

(3)      To the  extent  that a  director,  officer,  employee,  or  agent  of a corporation  has been  successful on the merits or otherwise in defense of any proceeding  referred to in subsection (1) or subsection  (2), or in  defense  of any  claim,  issue,  or  matter  therein,  he  shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(4)      Any  indemnification  under  subsection (1) or subsection  (2),  unless pursuant  to  a  determination  by  a  court,  shall  be  made  by  the
         corporation   only  as   authorized   in  the  specific   case  upon  a
         determination that indemnification of the director,  officer, employee, or  agent  is  proper  in the  circumstances  because  he has  met  the
         applicable   standard  of  conduct  set  forth  in  subsection  (1)  or subsection (2). Such determination shall be made:

         (a)      By the  board  of  directors  by a  majority  vote of a quorum
                  consisting   of  directors   who  were  not  parties  to  such
                  proceeding;

         (b)      If such a quorum is not obtainable or, even if obtainable,  by majority vote of a committee  duly  designated by the board of directors (in which directors who are parties may participate)
                  consisting  solely  of two or more  directors  not at the time parties to the proceeding;

         (c)      By independent legal counsel:

                  1.       Selected  by the  board of  directors  prescribed  in
                           paragraph   (a)  or  the   committee   prescribed  in
                           paragraph (b); or

                  2.       If a quorum of the  directors  cannot be obtained for
                           paragraph (a) and the committee  cannot be designated
                           under paragraph (b), selected by majority vote of the

                                      II-2

                           full board of directors  (in which  directors who are
                           parties may participate); or

         (d)      By the shareholders by a majority vote of a quorum  consisting of shareholders who were not parties to such proceeding or, if
                  no  such  quorum  is   obtainable,   by  a  majority  vote  of
                  shareholders who were not parties to such proceeding.

(5)      Evaluation  of the  reasonableness  of expenses  and  authorization  of indemnification  shall be made in the same manner as the  determination that  indemnification is permissible.  However, if the determination of permissibility is made by independent legal counsel,  persons specified by paragraph (4)(c) shall evaluate the  reasonableness  of expenses and may authorize indemnification.

(6)      Expenses  incurred by an officer or  director  in  defending a civil or criminal  proceeding  may be paid by the  corporation in advance of the final  disposition of such proceeding upon receipt of an undertaking by or on behalf of such  director or officer to repay such amount if he is
         ultimately  found  not  to  be  entitled  to   indemnification  by  the
         corporation  pursuant  to this  section.  Expenses  incurred  by  other employees  and  agents  may be paid  in  advance  upon  such  terms  or conditions that the board of directors deems appropriate.

(7)      The  indemnification  and advancement of expenses  provided pursuant to this section are not exclusive, and a corporation may make any other or further  indemnification  or  advancement  of  expenses  of  any of its directors,  officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise,  both as to action in his official capacity and as to action in another capacity while holding such office.  However,  indemnification or advancement of expenses  shall not be made to or on behalf of any  director,  officer,
         employee,   or  agent  if  a  judgment  or  other  final   adjudication
         establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         (a)      A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no  reasonable  cause to believe his conduct was unlawful;

         (b)      A transaction from which the director,  officer,  employee, or agent derived an improper personal benefit;

         (c)      In the case of a  director,  a  circumstance  under  which the liability provisions of s. 607.0834 are applicable; or

         (d)      Willful  misconduct  or a  conscious  disregard  for the  best interests  of the  corporation  in a  proceeding  by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

(8)      Indemnification and advancement of expenses as provided in this section shall  continue  as,  unless  otherwise  provided  when  authorized  or ratified,  to a  person  who  has  ceased  to be a  director,  officer, employee,  or agent  and  shall  inure  to the  benefit  of the  heirs, executors,  and  administrators  of  such a  person,  unless  otherwise provided when authorized or ratified.

                                      II-3

(9)      Unless the corporation's  articles of incorporation  provide otherwise,
         notwithstanding    the   failure   of   a   corporation    to   provide
         indemnification, and despite any contrary determination of the board or of  the  shareholders  in  the  specific  case,  a  director,  officer, employee,  or  agent  of the  corporation  who is or was a  party  to a proceeding may apply for indemnification or advancement of expenses, or both to the court  conducting the proceeding,  to the circuit court, or
         to  another  court  of  competent   jurisdiction.   On  receipt  of  an
         application,  the court,  after  giving any  notice  that it  considers necessary,  may order  indemnification  and  advancement  of  expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

         (a)      The  director,  officer,  employee,  or agent is  entitled  to mandatory  indemnification under subsection (3), in which case the court shall also order the corporation to pay the director
                  reasonable   expenses  incurred  in  obtaining   court-ordered
                  indemnification or advancement of expenses;

         (b)      The  director,  officer,  employee,  or agent is  entitled  to indemnification or advancement of expenses, or both, by virtue of the exercise by the  corporation  of its power  pursuant to subsection (7); or

         (c)      The  director,  officer,  employee,  or  agent is  fairly  and reasonably  entitled  to  indemnification  or  advancement  of expenses, or both, in view of all the relevant  circumstances, regardless  of whether such person met the standard of conduct set forth in subsection (1) subsection (2), or subsection (7).

(10)     For  purposes of this  section,  the term  "corporation"  includes,  in addition to the  resulting  corporation,  any  constituent  corporation
         (including   any   constituent   of  a   constituent)   absorbed  in  a
         consolidation  or merger,  so that any person who is or was a director, officer, employee, or agent of a constituent corporation,  or is or was serving at the  request of a  constituent  corporation  as a  director, officer, employee, or agent of another corporation,  partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the  resulting or surviving  corporation  as he would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this section:

         (a)      The term "other enterprises" includes employee benefit plans;

         (b)      The term "expenses" includes counsel fees, including those for appeal;

         (c)      The term "liability"  includes  obligations to pay a judgment, settlement,  penalty,  fine  (including an excise tax assessed with  respect to any  employee  benefit  plan),  and  expenses actually and reasonably incurred with respect to a proceeding;

         (d)      The term  "proceeding"  includes any threatened,  pending,  or completed action,  suit, or other type of proceeding,  whether civil, criminal,  administrative, or investigative and whether formal or informal;

         (e)      The term "agent" includes a volunteer;

                                      II-4

         (f)      The term "serving at the request of the corporation"  includes any service as a director,  officer, employee, or agent of the corporation  that imposes  duties on such  persons,  including
                  duties   relating  to  an  employee   benefit   plan  and  its
                  participants or beneficiaries; and

         (g)      The term "not opposed to the best interest of the corporation"
                  describes  the  actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants  and  beneficiaries of an employee benefit plan.

(12)     A  corporation  shall have power to purchase and maintain  insurance on behalf of any person who is or was a director,  officer,  employee,  or agent of the  corporation  or is or was  serving at the  request of the corporation  as a  director,  officer,  employee,  or agent of  another corporation,  partnership,  joint venture,  trust, or other  enterprise against any liability  asserted  against him and incurred by him in any such capacity or arising out of his status as such,  whether or not the corporation  would  have  the  power  to  indemnify  him  against  such liability under the provisions of this section.

         The Company has also agreed to indemnify  each  director and  executive officer  pursuant  to  an  Indemnification  Agreement  with  each  such director and  executive  officer from and against any and all expenses, losses,  claims,  damages and  liability  incurred by such  director or executive officer for or as a result of action taken or not taken while such  director or  executive  officer  was acting in his  capacity as a director,  officer,  employee or agent of the  Company,  to the fullest extent permitted under Florida law.

         The Registration Rights Agreement by and among the selling shareholders and us,  provides  that  we will  indemnify  the  selling  shareholders against certain liabilities, including liabilities under the Securities
         Act of 1933 and the  selling  shareholders  will  indemnify  us and our executive officers and directors against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities
         Act may be permitted to directors,  officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such  indemnification  is against  public  policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.    EXHIBITS.
-------     --------

Exhibit No.

     4.1    Specimen  Certificate of the Registrant's Common Stock (incorporated by reference to the Registrant's  registration statement on Form 8-A dated December 11, 1995).

     4.2    Registration  Rights  Agreement  dated as of August 22,  2002 by and among the Registrant and the selling shareholders named therein.

     5.1    Opinion  of Olshan  Grundman  Frome  Rosenzweig  & Wolosky  LLP with respect to legality of the Common Stock.*

    23.1    Consent  of  Margolin,   Winer  &  Evens  LLP,   independent  public
            accountants.

                                      II-5

    23.2    Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP,  included in Exhibit No. 5.1.

    24.1    Power  of  Attorney,   included  on  the  signature   page  to  this
            Registration Statement.

    ---------------------------------
    *       To be filed by amendment.

ITEM 17.    UNDERTAKINGS.
-------     ------------

     (a)    The undersigned Registrant hereby undertakes:

            (1) To file,  during any  period in which  offers or sales are being made, a post-effective  amendment to this registration  statement to include any material  information  with respect to the plan of  distribution  not previously disclosed  in  the  registration  statement  or  any  material  change  to  such information in the registration statement;

            (2) That,  for the purpose of  determining  any liability  under the
Securities Act, each such  post-effective  amendment shall be deemed to be a new registration  statement  relating to the  securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To  remove  from  registration  by  means  of a  post-effective amendment  any of the  securities  being  registered  which remain unsold at the termination of the offering.

     (b) The  undersigned  Registrant  hereby  undertakes  that, for purposes of determining  any  liability  under  the  Securities  Act,  each  filing  of  the
Registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Securities  Exchange Act of 1934, as amended,  that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933,  as amended (the  "Securities  Act") may be permitted to directors, officers and  controlling  persons of the  Registrant  pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange  Commission such  indemnification  is against public policy as expressed in the Securities Act and is, therefore,  unenforceable.  In the event that a claim for indemnification  against such liabilities (other than the  payment by the  Registrant  of  expenses  incurred  or paid by a  director, officer or controlling  person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by  controlling precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification  by it is  against  public  policy  as  expressed  in  the
Securities Act and will be governed by the final adjudication of such issue.

                                      II-6

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the City of Stuart, State of Florida on the 4th day of September,
2002.

                                          NuCo2 Inc.
                                          --------------------------------------
                                          (Registrant)

                                         By:/s/ Michael E. DeDomenico
                                            ------------------------------------
                                            Michael E. DeDomenico
                                            Chief Executive Officer

                       POWER OF ATTORNEYS AND SIGNATORIES

            Pursuant  to the  requirements  of the  Securities  Act of 1933,  as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each of the undersigned  officers and directors of NuCo2 Inc. hereby  constitutes  and appoints  Michael E. DeDomenico
and  Eric  M.   Wechsler   and  each  of  them   singly,   as  true  and  lawful
attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all  capacities,  to sign any and all  amendments
(including post-effective amendments) to this Registration Statement and to file the  same,  with  all  exhibits  thereto,  and  other  documents  in  connection therewith,  with the Securities  and Exchange  Commission and to prepare any and all exhibits thereto, and other documents in connection  therewith,  and to make any  applicable  state  securities  law or blue sky filings,  granting unto said attorneys-in-fact  and agents,  full power and  authority to do and perform each and every act and thing  requisite  or necessary to be done to enable NuCo2 Inc.
to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission,  as fully to all intents and purposes as he might or could do in person,  hereby ratifying and confirming all that said  attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                  Chairman of the Board and
/s/ Michael E. DeDemonico         Chief Executive Officer           September 4, 2002
-----------------------------     (Principal Executive Officer)
(Michael E. DeDomenico)

                                  Chief Financial Officer
/s/ Gregg F. Stewart              Principal Financial Officer       September 4, 2002
-----------------------------     and Principal Accounting Officer)
(Gregg F. Stewart)

                                  Director
----------------------------
(Craig L. Burr)

/s/ Robert L. Frome               Director                          September 4, 2002
----------------------------
(Robert L. Frome)

                                      II-7

/s/ Daniel Raynor                 Director                          September 4, 2002
----------------------------
(Daniel Raynor)

                                  Director
----------------------------
(John L. Walsh)

/s/ Richard D. Waters, Jr.        Director                          September 4, 2002
----------------------------
(Richard D. Waters, Jr.)

/s/ John E. Wilson                Director                          September 4, 2002
----------------------------
(John E. Wilson)

                                      II-8

                                  EXHIBIT INDEX

Exhibit No.

     4.3          Specimen   Certificate  of  the   Registrant's   Common  Stock
                  (incorporated  by reference to the  Registrant's  registration statement on Form 8-A dated December 11, 1995).

     4.4          Registration  Rights  Agreement dated as of August 22, 2002 by and among the  Registrant and the selling  shareholders  named therein.

     5.1          Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to legality of the Common Stock.*

    23.1          Consent of  Margolin,  Winer & Evens LLP,  independent  public accountants.

    23.2          Consent of Olshan  Grundman  Frome  Rosenzweig  & Wolosky LLP,
                  included in Exhibit No. 5.1.

    24.1          Power of  Attorney,  included  on the  signature  page to this
                  Registration  Statement.

  ---------------------------
  *   To be filed by amendment.

                                      II-9